Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.   604.687.5700

Fax.   604.687.6314

June 27, 2007

id-Confirm, Inc.

2632 Blake Street

Suite 102

Denver, CO 80205

Dear Sirs:

Re: Common Stock of id-Confirm, Inc. - Registration Statement on Form SB-2/A Amendment No. 2 filed June 27, 2007

                              We have acted as counsel to id-Confirm, Inc., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2/A (the "Registration Statement") in regards to the registration under the Securities Act of 1933, as amended, of up to 26,295,819 shares of the Company’s common stock (the "Registered Shares") for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement filed on October 16, 2006 and the amendment filed on March 9, 2007.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares to which the Registration Statement and Prospectus relate, if and when issued, will be duly and validly authorized and issued, fully paid and non-assessable.

We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP